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                             Independent Auditors Consent


The Board of Directors and Shareholder
AVEMCO Corporation

We consent to incorporation by reference in this registration statement on Form S-8 of HCC Insurance Holdings, Inc. of our reports dated January 31, 1997 (February 28, 1997, as to note 12 and February 18, 1998, as to note 14), relating to the consolidated statements of income, stockholders equity, and cash flows of AVEMCO Corporation and subsidiaries for the year ended December 31, 1996, and all related schedules, which reports appear in the December 31, 1998 annual report on Form 10-K of HCC Insurance Holdings, Inc.


/s/ KPMG LLP


Washington, D.C.
October 26, 1999